Exhibit 99.1

UNITED RENTALS REPORTS FIRST QUARTER 2004 RESULTS

GREENWICH, CT – April 22, 2004 – United Rentals, Inc. (NYSE: URI) today reported first quarter revenues of $645 million, an increase of 8.9% compared with $592 million for the first quarter of 2003. Adjusted operating income for the first quarter of 2004 was $39.9 million compared with operating income of $40.2 million for the first quarter of 2003. The adjusted net loss for the first quarter of 2004 was $5.9 million and the adjusted loss per share was $0.08 compared with a net loss of $8.7 million and a loss per share of $0.11 for the first quarter of 2003. The adjusted results for the first quarter of 2004 exclude the charges described below.

Dollar utilization for the first quarter of 2004 was 49.6%, an increase of 3.0 percentage points from the first quarter of 2003. The size of the rental fleet, as measured by the original equipment cost, was $3.7 billion at the end of the first quarter of 2004, essentially the same as at the end of the first quarter of 2003. However, the average fleet size during the first quarter of 2004 was 2% lower than during the first quarter of 2003.

Beginning this quarter, the company will report its results in two business segments, general rentals and traffic control. The general rentals segment represents the largest component of the company’s business and includes the rental of all types of construction, aerial, industrial and homeowner equipment as well as related services and activities. The traffic control segment includes the rental of equipment for controlling traffic and related services and activities.

General Rentals

First quarter revenues for the general rentals segment were $599 million, an increase of 11.2% compared with $539 million for the first quarter of 2003. Rental rates for the first quarter increased 6.5% and same-store rental revenues increased 8.5% from the first quarter of 2003. Segment operating income for the first quarter was $53.7 million compared with $48.7 million for the first quarter of 2003.

Traffic Control

First quarter revenues for the traffic control segment were $45 million, a decline of 14.5% compared with $53 million for the first quarter of 2003. Same-store rental revenues in the first quarter declined 11.7% from the first quarter of 2003. The segment operating loss for the first quarter was $13.8 million compared with $8.4 million for the first quarter of 2003.

CEO Comments and Outlook

Wayland Hicks, vice chairman and chief executive officer said, “Adjusted results for the seasonally-slow first quarter improved from last year and were better than our expectations. The improvement was driven by the 6.5% increase in rental rates as well as a 34% increase in contractor supply sales in our general rentals segment. The positive impact of these factors offset higher general rentals operating costs and declining revenues and profits in our traffic control segment. We also benefited from lower interest expense due to lower interest rates.”

Hicks continued, “Following three and a half years of continued decline in our primary end market, first quarter data suggest that private non-residential construction has almost leveled off. For the full year we continue to anticipate diluted earnings per share, excluding charges, of $1.00 to $1.10. However, we’re beginning to sense more optimism from our customers that their business has bottomed out and is beginning to turn. If business conditions improve as we go through the year, we would expect better results.

“Beyond 2004, a sustained rebound in private non-residential construction has the potential to drive revenues significantly higher. As that happens, our substantial operating leverage should allow us to grow earnings much faster than revenues.”

GAAP Results and Other Information

The adjusted net loss data for the first quarter of 2004 excludes $95.2 million of charges, net of tax, relating to the debt refinancing completed in the first quarter of 2004 and a $5.5 million charge, net of tax, for the vesting of restricted shares granted to executives in 2001. The segment operating income and loss data for the first quarter of 2004 exclude the $7.0 million charge for the vesting of restricted shares which has not been allocated to any segment.

After taking into account the excluded items, the company reported GAAP results for the first quarter as follows: operating income of $32.9 million, a net loss of $106.6 million, and a loss of $1.38 per share.

The projected results above for 2004 exclude the first quarter charges described above, costs related to debt refinancing incurred in the second quarter (approximately $11.5 million) and any non-cash goodwill write-offs and other special charges that may be required.

For additional information on the items excluded from the historical results, please see the GAAP reconciliation following the financial schedules.

Conference Call

United Rentals will hold a conference call with Wayland Hicks, vice chairman and chief executive officer, and John Milne, president and chief financial officer, today, Thursday, April 22, at 11:00 a.m. Eastern Daylight Time. The conference will be available live by audio webcast at www.unitedrentals.com, where it will be archived.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in North America, with an integrated network of more than 730 rental locations in 47 states, seven Canadian provinces and Mexico. The company’s 12,500 employees serve 1.9 million customers, including construction and industrial companies, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of $3.7 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, CT. Additional information about United Rentals is available at www.unitedrentals.com.

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates” or the negative thereof or comparable terminology, or by discussions of strategy. The company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the company’s products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the company may not have access to capital that it may require, (4) any companies that United Rentals acquires could have undiscovered liabilities and may be difficult to integrate and (5) costs may increase more than anticipated. These risks and uncertainties, as well as others, are discussed in greater detail in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

# # #

Contact:

Chuck Wessendorf

VP, Investor Relations and

Corporate Communications

United Rentals, Inc.

(203) 618-7318

cwessendorf@ur.com

UNITED RENTALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share data)

	Three Months Ended March 31
Revenues	2004	2003	% Growth
Equipment rentals	$467.3	$443.6	5.3%
Sales of rental equipment	55.4	35.1	57.8%
Sales of equipment and contractor supplies and other revenues	122.0	113.1	7.9%

Total revenues	644.7	591.9	8.9%

Cost of revenues
Cost of equipment rentals, excluding depreciation	264.8	252.4	4.9%
Depreciation of rental equipment	90.8	80.7	12.5%
Cost of rental equipment sales	37.4	23.3	60.5%
Cost of equipment and contractor supplies sales and other operating expenses	87.6	81.5	7.5%

Total cost of revenues	480.6	437.9	9.8%

Gross profit	164.1	154.0	6.6%

Selling, general and administrative expenses	114.8	96.8	18.6%
Non-rental depreciation and amortization	16.4	17.0	(3.5%)

Operating income	32.9	40.2	(18.2%)
Interest expense	49.6	54.7	(9.3%)
Other (income) expense, net	160.9	(0.1)	*

Loss before benefit for income taxes	(177.6)	(14.3)	*
Benefit for income taxes	(71.0)	(5.6)	*

Net loss	$(106.6)	$(8.7)	*

Loss available to common stockholders per share—basic	$(1.38)	$(0.11)	*

Loss available to common stockholders per share—diluted	$(1.38)	$(0.11)	*

Weighted average shares outstanding:
Basic and diluted	77.3	76.8	0.7%

* Not meaningful

Columns may not add due to rounding

UNITED RENTALS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions)

	March 31 2004	December 31 2003
ASSETS
Cash and cash equivalents	$127.1	$79.4
Accounts receivable, net	448.4	499.4
Prepaid expenses and other assets	240.5	224.2
Rental equipment, net	2,121.3	2,071.5
Property and equipment, net	414.4	406.6
Goodwill and other intangible assets, net	1,467.6	1,441.0

	$4,819.3	$4,722.1

LIABILITIES & STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable	$240.0	$150.8
Debt	3,006.2	2,817.1
Subordinated convertible debentures	221.6	221.6
Deferred taxes	98.1	165.1
Accrued expenses and other liabilities	206.9	226.6

Total liabilities	3,772.8	3,581.2

Stockholders’ equity	1,046.5	1,140.9

	$4,819.3	$4,722.1

Segment Performance

Beginning this quarter, the company will report its results in two business segments, general rentals and traffic control.

	Three Months Ended March 31		% Growth
	(in millions)
	2004	2003
Total revenues
Traffic control	$45.4	$53.1	(14.5%)
General rentals and other	599.3	538.8	11.2%

Total revenues	$644.7	$591.9	8.9%

Segment operating income
Traffic control	$(13.8)	$(8.4)	(64.3%)
General rentals and other	53.7	48.7	10.3%

Segment operating income	39.9	40.2	(0.7%)
Vesting of restricted stock granted to executives in 2001	(7.0)	—

Operating income	32.9	40.2
Interest expense	49.6	54.7
Other (income) expense, net	160.9	(0.1)

Loss before benefit for income taxes	$(177.6)	$(14.3)

Columns may not add due to rounding

GAAP Reconciliation

1. Our results for the three months ended March 31, 2004 reported in the press release have been adjusted to exclude certain charges. We provide this adjusted data because we believe that this data may be useful to investors in analyzing the period-to-period changes in our results that are attributable to changes in business conditions. The table below reconciles the as adjusted results with our results in accordance with generally accepted accounting principles (“GAAP”) for the three months ended March 31, 2004 (in millions, except per share amounts):

	Three Months Ended March 31
	2004	2003
Operating Income
Operating income (GAAP)	$32.9	$40.2
Vesting of restricted shares granted to executives in 2001	7.0

Operating income, as adjusted	$39.9	$40.2

Net Income/(Loss)
Net loss (GAAP)	$(106.6)	$(8.7)
Refinancing costs, net of tax	95.2	—
Vesting of restricted shares granted to executives in 2001, net of tax	5.5	—

Loss, as adjusted	$(5.9)	$(8.7)

Earnings (Loss) Per Share
Loss per share	$(1.38)	$(0.11)
Refinancing costs, net of tax	1.23	—
Vesting of restricted shares granted to executives in 2001, net of tax	0.07	—

Loss per share, as adjusted	$(0.08)	$(0.11)

2. Our EBITDA (adjusted as described below) was $147.3 million and $138.1 million during the first quarter of 2004 and the first quarter of 2003, respectively. EBITDA is generally defined as net income plus interest expense, income taxes and depreciation and amortization. However, our EBITDA for the first quarter of 2004 has been adjusted to exclude certain charges. These charges relate to the vesting of restricted shares granted to executives in 2001 and debt refinancing costs. EBITDA is presented to provide additional information concerning our ability to meet future debt service obligations and capital expenditure and working capital requirements. However, EBITDA is not a measure of financial performance or liquidity under GAAP. Accordingly, EBITDA should not be considered an alternative to net income or cash flow from operating activities as indicators of our operating performance or liquidity. The table below provides a reconciliation between cash flow from operating activities and EBITDA (adjusted as described above) for the periods indicated:

	Three Months Ended March 31
	2004	2003
	(in millions)
Net cash provided by operating activities	$202.5	$82.7
Gain on sales of rental equipment	18.0	11.8
Interest expense	49.6	54.7
Benefit for income taxes	(71.0)	(5.6)
Change in deferred taxes	71.0	4.8
Change in operating assets and liabilities and other	(122.8)	(10.3)

EBITDA, as adjusted	$147.3	$138.1

3. We define “free cash flow” as (i) net cash provided by operating activities plus proceeds from sales of rental equipment less (ii) aggregate expenditures for purchase of rental equipment and other property and equipment. Our free cash flow was $86.7 million and $6.4 million during the first quarter of 2004 and the first quarter of 2003, respectively. Free cash flow is presented to provide additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as indicators of our operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow for the periods indicated:

	Three Months Ended March 31
	2004	2003
	(in millions)
Net cash provided by operating activities	$202.5	$82.7
Purchases of rental equipment	(152.5)	(102.5)
Purchases of property and equipment	(18.7)	(8.9)
Proceeds from sales of rental equipment	55.4	35.1

Free cash flow	$86.7	$6.4

Debt Refinancing

The following table reflects our actual debt at March 31, 2004 and such debt as adjusted for the redemption of our previously outstanding 9% Senior Subordinated Notes and an increase in our term loan subsequent to March 31, 2004. These transactions were the final step in the $2.1 billion refinancing that we implemented in the first quarter of 2004.

		March 31, 2004
	Maturity	Actual	Pro forma
		(in millions)
Revolving credit facility	February 2009	$93.9	$93.9
Term loan	February 2011	550.0	750.0
Receivables securitization	September 2006	—	—
6 1/2% senior notes	February 2012	1,000.0	1,000.0
7% senior subordinated notes	February 2014	375.0	375.0
7 3/4% senior subordinated notes	November 2013	525.0	525.0
1 7/8% convertible senior subordinated notes	October 2023	143.8	143.8
9% senior subordinated notes	April 2009	250.0	—
10 3/4% senior notes	April 2008	15.2	15.2
Other debt		53.3	50.8

Total debt		$3,006.2	$2,953.7